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                                                                   EXHIBIT 11.1


                             RENTX INDUSTRIES, INC.
                        STATEMENT RE: PER SHARE EARNINGS


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                                                Period from
                                                 15-May-96               Six months ended July 31,
                                                to 1-Jan-97             1996                    1997
                                                -----------             ----                    ----


Weighted Average Shares Outstanding                  1,000                  1,000                   1,000

Net effect of common stock equivalents
issued prior to IPO filing based on the
treasury stock method using projected IPO price of $9:

Shares assumed issued for convertible
  Series A Preferred Stock                       3,439,000              3,439,000               3,439,000
Shares assumed issued for convertible
  Series B Preferred Stock                       1,810,538              1,810,538               1,810,538
Shares assumed issued for convertible
  Series C Preferred Stock                         471,480                471,480                 471,480
Shares assumed issued for stock options            194,854                194,854                 194,854
Less: Treasury stock assumed purchased            (105,064)              (105,064)               (105,064)
                                                ----------              ---------               ---------

Common shares used in computing net income
  (loss) per common share                        5,811,808              5,811,808               5,811,808
                                                ==========              =========               =========

Computation of treasury stock assumed purchased:

Proceeds from options having an exercise price
  below the IPO price and issued twelve months
  prior to initial filing                       $  945,574
Divided by: Expected IPO price                  $        9
                                                ----------
                                                   105,064 shares
                                                ==========
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